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                                                                   EXHIBIT 99.2

                         INFORMED ACCESS SYSTEMS, INC.

CONSENT OF STOCKHOLDERS TO AUTHORIZATION AND APPROVAL OF AGREEMENT AND PLAN OF
 REORGANIZATION AND APPROVAL OF PAYMENTS OF BONUSES TO AND THE ACCELERATION OF
       OPTIONS HELD BY CERTAIN OFFICERS OF INFORMED ACCESS SYSTEMS, INC.

  The undersigned stockholder of Informed Access Systems, Inc., a Delaware corporation ("Informed Access"), with respect to all of the shares of common stock, $.001 par value ("Informed Access Common Stock"), and preferred stock, $.001 par value ("Informed Access Preferred Stock"), of Informed Access of which the undersigned was the record holder at the close of business on October 15, 1996 (the "Record Date"), hereby authorizes and approves, by consent in writing without a meeting, pursuant to Section 228 of the Delaware General Corporation Law, as amended (the "DGCL"), the following:

    (i) the Agreement and Plan of Reorganization dated September 3, 1996 (the "Merger Agreement") entered into by and among Informed Access, Access Health, Inc., a Delaware corporation ("Access Health"), and a newly-formed, wholly-owned subsidiary of Access Health, Access Acquisition Corp., a Delaware corporation ("Merger Sub"), pursuant to which Informed Access would be acquired by Access Health by means of a merger of Merger Sub with and into Informed Access, with Informed Access being the surviving corporation and becoming a wholly-owned subsidiary of Access Health (the "Merger").

    (ii) the establishment of an escrow fund pursuant to which claims for indemnification may be made by Access Health following consummation of the Merger (the "Escrow Fund"), all as more fully described in the accompanying Proxy Statement/Prospectus and Consent Solicitation Statement dated October
   , 1996. Approval of the foregoing matters shall constitute approval of all of the matters related to the Merger described herein and in such Proxy Statement/Prospectus and Consent Solicitation Statement.

  In addition, the undersigned hereby:

    (a) consents to the establishment of the Escrow Fund and indemnification of Access Health provided for in Article VII of the Merger Agreement (the "Escrow Provisions"); and

    (b) designates, constitutes and appoints Kinney L. Johnson, a director and stockholder of Informed Access, to be the undersigned's agent and attorney-in-fact to act as the securityholder agent (the "Securityholder Agent") under the Escrow Provisions, with all the rights, powers, authority and duties of the Securityholders' Agent as described therein; and

    (c) agrees that the Securityholder Agent, or any of his affiliates or successors, will not be liable to the undersigned for any act done or omitted to be done under the Escrow Provisions as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment as described therein; and

    (d) agrees to severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties under the Escrow Provisions, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent; and

    (e) acknowledges having read the Merger Agreement, including the Escrow Provisions, and agrees to be bound by and approves the Escrow Provisions as if the undersigned were a party to the Merger Agreement, and further agrees that the Securityholder Agent may separately rely upon and enforce against the undersigned the provisions of this Consent and the Escrow Provisions.

  The undersigned acknowledges and agrees that the undersigned's maximum liability for any matter pursuant to the Escrow Provisions and otherwise in connection with the Merger is limited to the undersigned's pro rata share of any liability pursuant to the Escrow Provisions, up to a maximum of the value of 2.5% of the shares of Access Health common stock, $.001 par value ("Access Health Common Stock") issued to the undersigned in

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the Merger in exchange for shares of Informed Access Common Stock or Informed
Access Preferred Stock held by the undersigned (but excluding 64,500 shares of Access Health Common Stock to be distributed from the Escrow Fund following the Merger to Informed Access' financial advisors in payment of fees owed by Informed Access to such advisors) on the effective date of the Merger (the "Effective Date").

    (iii) (A) the full vesting of all outstanding stock options under Informed Access' stock option plan immediately prior to the Effective Time and (B) the payment of performance bonuses in the aggregate amount of $1.5 million to Ms. Snowden and Messrs. Tallman, Wolcott and Johnson so that the accelerated vesting of options and the payment of the Bonuses will not constitute "excess parachute payments" within the meaning of the Internal Revenue Code of 1986, as amended, subject to a non-deductible 20% excise tax, all as more fully described in the accompanying Proxy Statement/Prospectus and Consent Solicitation Statement, including under the caption "Approval of Option and Bonus Proposal" therein.

  By execution hereof, the undersigned acknowledges receipt of the accompanying Proxy Statement/ Prospectus and Consent Solicitation Statement dated October , 1996 and acknowledges and agrees that as a result of signing this Consent the undersigned hereby waives and loses any right to dissent from the proposed Merger and obtain payment for the undersigned's shares of Informed Access Common Stock or Informed Access Preferred Stock pursuant to
Section 262 of the DGCL, a copy of which is included as Annex C to the Proxy Statement/Prospectus and Consent Solicitation Statement.

  Effective upon the consummation of the Merger and as a result of the execution of this Consent, the undersigned hereby waives any rights or claims (known or unknown) the undersigned may have against Informed Access, Access Health or any of their respective officers, directors, shareholders, affiliates, successors, or assigns, as a result of the acquisition or ownership of shares of Informed Access Common Stock, Informed Access Preferred Stock, or any options or warrants to purchase Informed Access Common Stock or Informed Access Preferred Stock, except for such rights or claims as are expressly set forth in the Reorganization Agreement.

  This Consent is one of several consents, identical in form to this Consent, that are being signed by holders of record on the Record Date of issued and outstanding shares Informed Access Common Stock and Informed Access Preferred Stock, all of which Consents taken together are intended to constitute action by stockholders of Informed Access by consent in writing without a meeting pursuant to Section 228 of the DGCL.

  Signature of Stockholder: ______________________

  Print name of Stockholder: _____________________

  Shares beneficially owned:

                             _____________ shares of Common Stock

                             _____________ shares of Series A Preferred Stock

                             _____________ shares of Series B Preferred Stock

                             _____________ shares of Series C Preferred Stock


  Date:         ,1996

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